AGREEMENT TO MERGE

This agreement to merge (this “Agreement”) is entered into on November 21, 2012, by and between Energy Edge Technologies Corp, a New Jersey corporation (EEDG) and The Dry Fried Wing Company, a Florida corporation (DFW).

RECITALS

EEDG and DFW desire to merge DFW into the EEDG stock trading symbol.

DFW and EEDG have each approved the proposed transaction.

AGREEMENT

THE PARTIES desire to make certain representations, warranties, and agreements in connection with completion of the merger.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations, and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
THE MERGER

1.1
The Merger.  At the Closing of this Agreement, DFW will become a 65% owned subsidiary of EEDG.  Once DFW opens its first location, DFW will have the option, at its sole discretion, to sell the remaining 35% of DFW to EEDG in exchange for seventy million (70,000,000) restricted shares of EEDG common stock, which will cause DFW to become a 100% owned subsidiary of EEDG.

1.2	Closing and Effective Time. Subject to the provisions of this Agreement, the parties agree that the signing date of this Agreement will be deemed the Closing and Effective Time of the Merger.

1.3	New Board of Directors and Officers. As part of this Agreement, the parties agree to allow The Dry Fried Wing Company to name a new Board of Directors and to name new Officers of EEDG.

1.4
Corporate Headquarters.  Upon signing of this agreement, EEDG corporate headquarters will be moved to 2810 East Oakland Park Boulevard, Fort Lauderdale, FL 33306 and John Walker, CPA, will be named the Company’s new CFO with responsibility for overseeing all financial matters involving the Company and its subsidiaries

1.5
Energy Edge Solutions.  At the closing of this agreement, all energy and resource conservation work formerly conducted by Energy Edge Technologies Corporation will be moved into and conducted by Energy Edge Solutions (EES), which will become a 51% owned subsidiary of EEDG. EEDG commits to negotiating with EES’ creditors and to providing to EES the capital necessary to allow EES to meet its debt obligations (estimated to be approximately $250,000) and to have the working capital needed to grow its business.  EES will provide a working plan and budget identifying the uses for the initial investment that will be supplied by EEDG. Additional investments of cash and/or stock will be made by EEDG into EES based on updated use of proceeds plans that are approved by the Directors of both EEDG and EES, and the Principals of EES will earn shares of EEDG common stock based on a Return On Investment formula to be determined at a later date.

1.6
Return of Shares to Treasury.  As part of this agreement, Robert Holdsworth agrees to return 25 million shares of his personal EEDG common stock to the Company Treasury.  Joseph Ragosta agrees to return 4 million shares of his own EEDG common stock to Treasury.  Holdsworth and Ragosta will receive annual salaries and bonuses in amounts to be determined.

 ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of EEDG.  EEDG represents and warrants to DFW as follows:

(a)  Organization, Standing and Power.  EEDG is a corporation duly organized, validly existing and in good standing under the laws of New Jersey, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)  Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of EEDG consists of 250,000,000 shares of Common Stock with a par value of $0.0001 per share.

(c)  Certificate of Incorporation, Bylaws.  The copies of the Articles of Incorporation and of the Bylaws of EEDG have been made available to DFW upon request and are true, correct and complete copies thereof.

(d)  Authority.  EEDG has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by EEDG.

(f)  Books and Records.  EEDG has made available for inspection by DFW upon request all the PCAOB audited financials, all shareholder lists and all other records, financial and otherwise, of EEDG relating to the business of EEDG.  Such books and records of EEDG have been maintained in the ordinary course of business.  All documents furnished to DFW by EEDG are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

        (g)  Compliance with Laws.  EEDG is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)  Dilutive Securities.  EEDG has no dilutive securities of any kind, including but not limited to warrants, options or employee stock options outstanding.

(i)   Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of EEDG, threatened against or affecting EEDG which is reasonably likely to have a material adverse effect on EEDG.

2.2    Representations and Warranties of DFW.  DFW represents and warrants to EEDG as follows:

(a)  Organization, Standing and Power.  DFW is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)  Certificate of Incorporation, Bylaws and Minute Books.  Copies of the Certificate of Incorporation and of the other corporate documents of DFW made available to EEDG upon request are true, correct and complete copies thereof.

(d)  Authority.  DFW has all requisite power to enter into this Agreement and has the requisite power and authority to consummate the transactions contemplated hereby.

(e)  Books and Records.  DFW has made available for inspection by EEDG all the books and records, relating to the business of DFW.  Such books and records have been maintained in the ordinary course of business.  All documents furnished to EEDG by DFW are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(f)  Compliance with Laws.  DFW is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(g)  Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of DFW threatened against or affecting DFW, which is reasonably likely to have a material adverse effect on DFW.

 2.3    Additional Representations and Warranties.

       (a)  Shares Free and Clear.  The shares of EEDG are free and clear of any liens, claims, options, charges or encumbrances of any nature.

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS

RESERVED

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1   Access to Information.  EEDG and DFW each afford to the officers, accountants, counsel and other representatives of the other company, access to all necessary information required to perform the satisfactory completion of the Merger.

4.2   Legal Conditions.  Each of EEDG and DFW shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by EEDG or DFW in connection with the merger or the taking of any action contemplated thereby or by this Agreement.

ARTICLE V
CONDITIONS PRECEDENT

ARTICLE VI
AMENDMENT

6.1	Amendment. This Agreement may be amended by mutual agreement of EEDG and DFW. Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VII
GENERAL PROVISIONS

7.1    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to EEDG:

Energy Edge Technologies Corp.
            2810 East Oakland Park Boulevard
            Fort Lauderdale, FL 33306

              (b)  If to DFW:
                       The Dry Fried Wing Company
2810 East Oakland Park Boulevard
                        Fort Lauderdale, FL 33306

7.3    Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4    Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6    Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of any New Jersey state court or any federal court in the State of New Jersey in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7    No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8    Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

7.9    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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IN WITNESS WHEROF, this Agreement has been signed by the parties set forth below as of the date set forth above.

The Dry Fried Wing Company /s/ John Walker ____________________________
John Walker, President
Energy Edge Technologies Corp. /s/ Robert Holdsworth

Robert Holdsworth, President